CSX Long Term Incentive Plan

2011-2013 Cycle

Purpose and Objective

The CSX Long Term Incentive Plan (“LTIP” or “the “Plan”) is the vehicle pursuant to which CSX Corporation (“CSX”) issues Performance Grants, as described in the CSX Stock and Incentive Award Plan. The purpose of the LTIP is to reward eligible employees for their contribution to the attainment of improved operating performance which is intended to result in CSX share price appreciation. Grant amounts, approved by the Compensation Committee of CSX’s Board of Directors (the “Committee”), are based on an employee’s job position, accountability, and the potential to impact CSX’s financial results.

The Plan seeks to motivate and reward employees through the issuance of Performance Grants, represented in the form of Performance Units. Grants are payable upon achievement of certain levels of Operating Ratio (as defined herein) during a given performance period and are referred to as Performance Awards at the time of payment.  Performance Awards are payable in the form of CSX common stock.

Effective Date and Term

The 2011-2013 LTIP Cycle (the “2011-2013 Cycle” or “Cycle”) is the period during which performance is measured.  The Cycle commences May 3, 2011 (“the Effective Date”) and ends December 27, 2013.

Eligibility and Participation

Active employees of CSX or a participating affiliate (the “Company” or collectively, the “Companies”) in salary Band 06 and above as of the Effective Date shall participate in the 2011-2013 LTIP Cycle (“Participants”) and shall receive Performance Grants in accordance with the dollar value schedule approved by the Committee. The CSX Compensation and Benefits Department calculates the Performance Grants for each salary band level. The Performance Grant schedule is maintained in the office of the Plan Administrator.

Employees hired or promoted into Band 06 and above after the Effective Date and before the end of the 2011-2013 Cycle will receive a pro rata allocation of Performance Grants based on their participation (and status as full time or part-time).  Participants who are moved to a higher or lower Band during the Cycle will receive a pro rata reallocation of Performance Grants pertaining to each applicable Band based upon the number of months of participation in each Band relative to the number of months in the Cycle.  The same pro rata method will be used for employees who transfer between union and non-union employment. For purposes of the pro rata calculation, participation begins on the first day of the month following the date the Participant was hired, promoted, demoted or transferred.  Notwithstanding the preceding sentence, any Participant who is hired at or promoted to a salary level making such Participant a “covered employee” under Internal Revenue Code Section 162(m) must have had a period of service of at least 3 months to qualify for a Performance Grant at that level. In such cases, the pro rata calculation shall be made as of the first day of the month following the date the Participant was hired or promoted.

Plan Design

Performance Grant Value

Under the long-term incentive compensation program design, the Committee approves the annual competitive dollar value of long-term incentive compensation for each Band. For the 2011-2013 Cycle, Performance Grants comprise 75% of the value approved by the Committee and restricted stock units comprise the other 25% which is provided in a separate grant.

Performance Units are calculated by dividing 75% of the annual grant value for each Band by the average closing price of CSX common stock during the most recent three months preceding the Effective Date.  For the 2011-2013 Cycle, the average stock price equaled $75.27, representing the months of February, March and April 2011.  This price is used solely to determine the number of Performance Units granted to each Participant at the commencement of the Cycle.

Performance Measure

Operating Ratio is the single performance measure used in the 2011-2013 Cycle and is defined as consolidated CSX Corporation operating expenses divided by operating revenue. It is calculated excluding nonrecurring items as disclosed in the financial statements.  Performance achievement for the Cycle is based on the full year Operating Ratio as measured in the third and final year of the Cycle (2013).

Using this measure to determine payout levels reinforces the correlation between an improving Operating Ratio and an increasing stock price.  Efforts to improve the Operating Ratio align CSX’s business objectives in a way that allows individuals to equate personal actions to desired performance outcomes.  Each Plan Participant should be motivated to grow revenue, reduce expense, improve service, increase productivity, improve safety, and increase asset utilization and rationalization.
As the price of fuel has a significant impact on this particular performance measure, the Operating Ratio targets vary based on the average cost of oil per barrel outside of a pre-determined range (“fuel collar”) established at the beginning of the Cycle based on the average price per barrel of oil according to West Texas Intermediate (WTI).  The charts in Exhibit A reflect the Operating Ratio targets and related Performance Awards at various WTI per barrel oil prices and provide payout examples.

Performance Awards

As shown in the Performance Measure Table in Exhibit A, Performance Awards are paid as a percentage of a Participant’s Performance Grant based upon the applicable CSX 2013 Operating Ratio discussed above.  All Performance Awards will be paid in CSX common stock.

A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit any Performance Grant.  Examples of acts of moral turpitude include dishonesty or fraud involving the Companies, their employees, vendors, or customers and violations of CSX’s Code of Ethics.
Participants subject to the Claw Back Provision contained herein, who violate the conditions (i) through (v) of the Claw Back Provision, shall forfeit any Performance Grant.

No Performance Award is considered earned under the Plan until the Compensation Committee approves the Operating Ratio level of achievement for the Cycle and approves the payment of awards.

Impact of Change in Employment Status

Performance Awards will be paid only to Participants who are actively employed by the Companies at the end of the applicable three-year performance cycle. Except as provided below, all other Participants whose employment terminates prior to the end of the Cycle shall forfeit any and all Performance Grants and thus receive no Performance Award. All Performance Awards will be payable no later than March 15 following the end of the Cycle.

A Participant whose employment terminates due to death, disability, or retirement shall be eligible to receive a pro rata Performance Award under the LTIP if the Participant would have received a Performance Award had there been no death, disability or retirement.  The pro rata Performance Award will be determined based upon the number of months of participation relative to the number of months in the Cycle.  Retirement shall mean (i) the attainment of age 55 and 10 years of Company service, or (ii) the attainment of age 65. Disability shall mean long-term disability as defined in the CSX Corporation Long-Term Disability Plan.  In the case of death, such Performance Awards shall be paid to the Participant’s estate, or as otherwise directed by law.
Participants whose hours are reduced so that they are no longer full time active employees during the 2011-2013 LTIP Cycle, as a result of a phased retirement or similar program at the request of or with the consent of CSX, shall be entitled to a pro rata Performance Award to the date of such change, and a pro rata reduced Performance Award for the remaining portion of such 2011-2013 Cycle worked based on the reduced hours.

Taxation of Performance Awards

Performance Awards will be paid in shares of CSX common stock.  The value received by the Participant is taxable income, therefore CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes at the time the Performance Awards are paid.  CSX will withhold the minimum number of shares (in whole shares) equal in value to such required amount.  No additional voluntary withholding amount is permitted.  Participants in the CSX Executive Deferred Compensation Plan may defer receipt of Performance Awards.

Plan Administration

The Senior Vice President - Human Resources and Labor Relations of CSX shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Stock and Incentive Award Plan and the Compensation Committee’s authority and responsibility thereunder.

Plan Amendments and Termination

The Compensation Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time and at its sole discretion.

Claw Back Provision

The Claw Back Provision discussed herein applies only to Participants in Band 10 and above.
If such Participant receives a Performance Award, the following terms and conditions shall apply for the subsequent two-year period from the payout (whether or not such Participant continues to be employed by the Company).

Noncompetition:  Such Participant shall not

(i)
without written Company consent, work for a Class I railroad in a capacity similar to the function performed over the 5 years prior to termination; or for a customer or supplier for whom the Participant has had direct work responsibility in the prior 12 months in a capacity similar to the functions performed over the 5 years prior to termination;

(ii)	without written Company consent, solicit employees to work for a competitor in a capacity similar to such solicited employee’s capacity;
(iii)	without written Company consent, solicit the Companies’ customers on behalf of a competitor;
(iv)
without written Company consent, act in a manner adversarial or in any way contrary to the best interests of the Company; (for example, testifying as an expert witness or becoming associated with a union or law firm that takes positions adverse to the Companies);

(v)	fail to provide the Company with information or documentation showing compliance with conditions (i), (ii), (iii) and (iv) stated above, if requested by the Plan Administrator.

If a Participant breaches any of the conditions set forth above in this Claw Back Provision, the Participant shall repay to the Company an amount equal to the value of the Performance Award.  The value of the Performance Award is measured by the amount reported on Form W-2 for tax purposes.  Any amount due hereunder shall be paid by the Participant within thirty (30) days of notice by the Company to the Participant that the Participant has breached a condition stated above.

The Claw Back provision for noncompetition shall not survive any change in control event as defined in the CSX Stock Incentive Award Plan occurring during the Cycle.

Company Financial Irregularities:

In the event of Company accounting irregularities discovered within two years after receipt of Performance Awards, which requires the Company to materially restate its financial statements, the Participant shall repay all amounts in excess of the proper Award as determined under the restated financial statements.
In cases where all or part of the Performance Award is deferred under the CSX Executive Deferred Compensation Plan, breach of these conditions shall result in an immediate forfeiture of the portion deferred—including any earnings thereon from the date of deferral.

Consideration for Noncompete Agreement

In consideration for eligibility under this 2011-2013 LTIP Cycle, Employees in Band 10 and above  must enter into a noncompete agreement, if not already in effect, as prescribed and agreed to by CSX.  Eligibility in the 2011-2013 LTIP Cycle for Employees in Band 10 and above is conditioned upon the existence of such noncompete agreement.

Miscellaneous

By accepting a Performance Award, the Participant authorizes the Company to withhold, to the extent permitted by law, any amount the Participant may otherwise owe to the Company in any other capacity whatsoever.

The adoption of the 2011-2013 Cycle of the LTIP does not imply any commitment to continue the Plan or any other long-term incentive compensation plan or program for any succeeding year or period. Neither the Plan, nor any Performance Grant or Performance Award made under the Plan shall create any employment contract or relationship between the Companies and any Participant.

Committee  Discretion

The Compensation Committee, in its sole discretion, may also reduce any payout otherwise earned by Executive Team Participants by up to 30% based upon accomplishment of certain company initiatives set forth in Exhibit B.

Exhibit A

Exhibit A contains specific quantitative or qualitative performance-related factors considered by the Compensation Committee of the Board of Directors, or other factors or criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for CSX.

Exhibit B

Exhibit B contains specific quantitative or qualitative performance-related factors considered by the Compensation Committee of the Board of Directors, or other factors or criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for CSX.